Page   1   of   14



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

SCHEDULE 13G. INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.   )*

                                 Unifi, Inc.
                               (Name of Issuer)

                                   Common
                        (Title of Class of Securities)

                                   904677101
                                (CUSIP Number)
                                ---------------


     Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.) /X/

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).


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                                                      Page   2   of   14
                              CUSIP No. 904677101

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO PLC
      No. S.S. or I.R.S. Identification Number

(2)   Check the Appropriate Box if a Member                       (a)   / /
      of a Group (See Instructions)                               (b)   /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      England

      Number of Shares              (5)   Sole Voting Power
      Beneficially                        None
      Owned by                      (6)   Shared Voting Power
      Each Reporting                      3,361,725
      Person With                   (7)   Sole Dispositive Power
                                          None
                                    (8)   Shared Dispositive Power
                                          3,361,725

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      3,361,725

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)            / /

(11)  Percent of Class Represented by Amount in Row (9)
      5.165%

(12)  Type of Reporting Person (See Instructions)

      H.C.


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                                                      Page   3   of   14
                              CUSIP No. 904677101

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO North American Group, Ltd.
      No. S.S. or I.R.S. Identification Number

(2)   Check the Appropriate Box if a Member                       (a)   / /
      of a Group (See Instructions)                               (b)   /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      England

      Number of Shares              (5)   Sole Voting Power
      Beneficially                        None
      Owned by                      (6)   Shared Voting Power
      Each Reporting                      3,361,725
      Person With                   (7)   Sole Dispositive Power
                                          None
                                    (8)   Shared Dispositive Power
                                          3,361,725

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      3,361,725

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)            / /

(11)  Percent of Class Represented by Amount in Row (9)
      5.165%

(12)  Type of Reporting Person (See Instructions)

      H.C.

                                                      Page   4   of   14
                              CUSIP No. 904677101

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO Group Services, Inc.
      I.R.S.  I.D. No. 58-1995394

(2)   Check the Appropriate Box if a Member                       (a)   / /
      of a Group (See Instructions)                               (b)   /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

      Number of Shares              (5)   Sole Voting Power
      Beneficially                        None
      Owned by                      (6)   Shared Voting Power
      Each Reporting                      3,361,725
      Person With                   (7)   Sole Dispositive Power
                                          None
                                    (8)   Shared Dispositive Power
                                          3,361,725

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      3,361,725

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)            / /

(11)  Percent of Class Represented by Amount in Row (9)
      5.165%

(12)  Type of Reporting Person (See Instructions)

      H.C.

                                                      Page   5   of   14
                              CUSIP No. 904677101

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO, Inc.
      I.R.S.  I.D. No. 58-2075867

(2)   Check the Appropriate Box if a Member                       (a)   / /
      of a Group (See Instructions)                               (b)   /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

      Number of Shares              (5)   Sole Voting Power
      Beneficially                        None
      Owned by                      (6)   Shared Voting Power
      Each Reporting                      3,361,725
      Person With                   (7)   Sole Dispositive Power
                                          None
                                    (8)   Shared Dispositive Power
                                          3,361,725

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      3,361,725

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)            / /

(11)  Percent of Class Represented by Amount in Row (9)
      5.165%

(12)  Type of Reporting Person (See Instructions)

      H.C.

                                                      Page   6   of   14
                              CUSIP No. 904677101

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO North American Holdings, Inc.
      I.R.S.  I.D. No.  51-0264787

(2)   Check the Appropriate Box if a Member                       (a)   / /
      of a Group (See Instructions)                               (b)   /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

      Number of Shares              (5)   Sole Voting Power
      Beneficially                        None
      Owned by                      (6)   Shared Voting Power
      Each Reporting                      3,361,725
      Person With                   (7)   Sole Dispositive Power
                                          None
                                    (8)   Shared Dispositive Power
                                          3,361,725

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      3,361,725

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)            / /

(11)  Percent of Class Represented by Amount in Row (9)
      5.165%

(12)  Type of Reporting Person (See Instructions)

      H.C.

                              CUSIP No. 904677101

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO Capital Management, Inc.
      I.R.S.  I.D. No.  58-1707262

(2)   Check the Appropriate Box if a Member                       (a)   / /
      of a Group (See Instructions)                               (b)   /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

      Number of Shares              (5)   Sole Voting Power
      Beneficially                        None
      Owned by                      (6)   Shared Voting Power
      Each Reporting                      3,361,725
      Person With                   (7)   Sole Dispositive Power
                                          None
                                    (8)   Shared Dispositive Power
                                          3,361,725

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      3,361,725

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)            / /

(11)  Percent of Class Represented by Amount in Row (9)
      5.165%

(12)  Type of Reporting Person (See Instructions)

      I.A.

ITEM 1 (A)        NAME OF ISSUER:

                  Unifi, Inc.

ITEM 1 (B)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  P.O. Box 19109
                  Greensboro, NC  27419

ITEM 2 (A)        NAME OF PERSON(S) FILING:

                  INVESCO PLC

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                  RESIDENCE:

                  11 Devonshire Square
                  London EC2M 4YR
                  England

ITEM  2 (C)       CITIZENSHIP:

                  Organized under the laws of England

ITEM  2 (D)       TITLE OF CLASS OF SECURITIES

                  Common Stock

ITEM  2 (E)       CUSIP NUMBER:
                  904677101

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

        (a)       / /   Broker or Dealer registered under Section 15 of the Act.
        (b)       / /   Bank as defined in Section 3(a)(6) of the Act.
        (c)       / /   Insurance Company as defined in Section 3(a)(19) of
                        the Act.
        (d)       / /   Investment Company registered under Section 8 of the
                        Investment Company Act.
        (e)       / /   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940.
        (f)       / /   Employee Benefit Plan, Pension Fund which is subject
                        to provisions of Employee Retirement Income Security Act
                        of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
        (g)       /X/   Parent Holding Company in accordance with
                        Rule 13d-1(b)(ii)(G).
        (h)       / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4(a)-(c)  OWNERSHIP:

            The information in items 1 and 5-11 on the cover pages (pp 2-6) of this statement on Schedule 13G is hereby incorporated by reference.

            The reporting persons expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS                / /

            Not Applicable

ITEM 6      OWNERSHIP  OF MORE THAN FIVE  PERCENT  ON BEHALF OF  ANOTHER
            PERSON.

            The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY:

             X INVESCO North American Group, Ltd - holding company in accordance with Rule 13d-1(b)(ii)(G)
             X INVESCO Group Services, Inc. - holding company in accordance with Rule 13d-1(b)(ii)(G)
             X INVESCO, Inc. - holding company in accordance with Rule 13d-1(b)(ii)(G)
             X INVESCO North American Holdings, Inc. - holding company also in accordance with Rule 13d-1(b)(ii)(G)
             X INVESCO Capital Management, Inc. - investment adviser registered under Section 203 of the Investment Advisers
                  Act of 1940.
                  INVESCO Funds Group, Inc. - investment adviser registered
             --- under Section 203 of the Investment Advisers Act of 1940. INVESCO Management & Research, Inc. - investment adviser
             ---  registered under Section 203 of the Investment Advisers
                  Act of 1940.
                  INVESCO MIM Management Limited -  investment adviser organized
             ---  in England.
                  INVESCO Asset Management Limited - investment adviser
             ---  organized in England.

            Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

            Not applicable.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.


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                                                      Page   10   of   14

ITEM 10           CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              April 8, 1996
                              -------------------------------------------
                              (Date)

                              /s/ Graeme Proudfoot
                              --------------------------------------------
                              Graeme Proudfoot, as Company Secretary for each of INVESCO PLC and INVESCO North American Group, Ltd.

ITEM 10           CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              April 8, 1996
                              -------------------------------------------
                              (Date)

                              /s/ David A. Hartley
                              --------------------------------------------
                              David A. Hartley, Secretary
                              INVESCO Group Services, Inc.

ITEM 10           CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              April 8, 1996
                              -------------------------------------------
                              (Date)

                              /s/ Deborah A. Lamb
                              --------------------------------------------
                              Deborah A. Lamb, Director of Compliance
                              INVESCO, Inc.

ITEM 10           CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              April 8, 1996
                              ------------------------------------------
                              (Date)


                              /s/ Frank J. Keeler
                              --------------------------------------------
                              Frank J. Keeler, Secretary
                              INVESCO North American Holdings, Inc.

ITEM 10           CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              April 8, 1996
                              --------------------------------------------
                              (Date)

                              /s/ Deborah A. Lamb
                              --------------------------------------------
                              Deborah A. Lamb, Director of Compliance
                              INVESCO Capital Management, Inc.